Exhibit 99.1

For Immediate Release

HOSPIRA, STADA AND BIOCEUTICALS ENTER INTO
AGREEMENTS FOR ERYTHROPOIETIN

— Collaboration Expected to Result in One of the First Introductions
of a Biosimilar Erythropoietin in Europe —

LAKE FOREST, Ill., Nov. 20, 2006 — Hospira (NYSE: HSP), a leading global hospital products company, STADA Arzneimittel AG, and BIOCEUTICALS Arzneimittel AG, a STADA-initiated company focused on biosimilar products, today announced development, manufacturing and distribution agreements for a biosimilar version of erythropoietin (EPO). Naturally occurring erythropoietin is a protein hormone produced in the body by the kidney. Therapeutic erythropoietin is used primarily in the treatment of anemia in dialysis and in certain oncology applications.

“Developing and providing access to biosimilars is a natural extension of Hospira’s leadership position in generic injectable pharmaceuticals and an important part of our strategy of investing for growth,” said Christopher B. Begley, chief executive officer, Hospira.  “The collaboration will help expand the availability of a more cost-effective alternative to EPO medications currently on the market, furthering our ability to take additional costs out of the global healthcare system.”

Through the agreements, Hospira obtains exclusive distribution rights for BIOCEUTICALS’ erythropoietin in the European Union (EU) and several other European countries, with the exception of Germany, where it holds semi-exclusive rights. Hospira will retain exclusive distribution rights in the United States and Canada, where it will also be solely responsible for the development and manufacture of the product. Additionally, Hospira holds a first right of refusal for the distribution rights in all other countries. BIOCEUTICALS will receive an approximate US$21 million upfront payment, up to an additional US$34 million in payments over the next several years contingent upon meeting specified objectives, and incremental royalty payments on commercial sales.  Further details were not disclosed.

BIOCEUTICALS has already submitted a marketing application for a biosimilar erythropoietin to the European Medicines Agency (EMEA). The company could potentially receive EU-wide approval for a dialysis indication as soon as late 2007. BIOCEUTICALS is currently conducting clinical trials in support of an oncology indication. Due to later patent expirations, a U.S. launch of the product is not expected for several years.

Biosimilars are sometimes referred to as “generic” versions of biopharmaceuticals or biologics — which themselves are large-protein molecules derived from genetically modified cell lines. (In contrast to biologics, traditional small-molecule pharmaceuticals are made from chemical substances.) With a growing number of patents for proprietary biopharmaceuticals expiring, biosimilars represent a large, emerging market. Erythropoietin, for example, represents a multi-billion-dollar global market, with sales in Europe of approximately US$1.4 billion.

Building a Foundation for Biosimilars

In addition to the BIOCEUTICALS agreements, Hospira also recently acquired BresaGen Limited, a biotechnology company based in Adelaide, South Australia, for approximately US$21 million.  BresaGen provides expertise in protein and peptide manufacturing and cell line development, all of which are important competencies to support a biosimilars program.

“Our collaboration with BIOCEUTICALS, coupled with BresaGen’s strengths and our own capabilities and expertise in biologic products, will help us build a solid biosimilars platform and drive continued growth in our specialty injectable pharmaceutical business,” said Begley.

About STADA

STADA Arzneimittel AG, headquartered in Bad Vilbel, Germany, is an international pharmaceutical company with a focus on generic, branded and specialty pharmaceutical products.  STADA is one of the leading generic companies in Germany and in the European Union.  It is listed on the Frankfurt Stock Exchange. STADA’s news releases and other information can be found at www.stada.com.

About BIOCEUTICALS

Initiated by STADA and located in Bad Vilbel, Germany, BIOCEUTICALS Arzneimittel AG is focused on the development of biosimilar products. BIOCEUTICALS is predominantly financed via venture capital and is not quoted on a stock exchange. STADA holds 14.99 percent of the shares of BIOCEUTICALS and a call option to acquire the outstanding shares beginning in 2011.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered north of Chicago in Lake Forest, Ill., Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including statements regarding the market potential for biosimilars and erythropoietin and potential for regulatory approval and launch of certain products, and other statements regarding Hospira’s goals and strategy. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include risks and uncertainties relating to development, regulatory approval and market acceptance of biosimilar products, and the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Hospira
Media	Financial Community
Shannon Wong	Lynn McHugh
(224) 212-2003	(224) 212-2363

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